Execution Copy

REGISTRATION RIGHTS AGREEMENT

Dated as of April 25, 2011

among

FLORIDA GAMING CORPORATION

and

THE HOLDERS NAMED HEREIN

i

Annex A:	Initial Holders
Exhibit A:	Form of Joinder Agreement

ii

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made as of April 25, 2011 by and among Florida Gaming Corporation, a Delaware corporation (the “Company”), the Persons listed on Annex A hereto (the “Initial Holders”), and each other Person made party to this Agreement in accordance with the terms hereof (together with the Initial Holders, the “Holders”).

RECITALS

WHEREAS, the Company wishes to grant to each of the Holders party or made party hereto the registration rights set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINED TERMS;  CONSTRUCTION

Section 1.1       Defined Terms.  The following capitalized terms, when used in this Agreement, have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person.  The term “control” (as used in the terms “controlling,” “controlled by” or “under common control with”) means holding the power to direct or cause the direction of the management and policies of a Person, whether by ownership of equity securities, contract or otherwise.

“Board” means the board of directors of the Company or any duly authorized committee thereof.

 “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Common Stock, par value $0.20, of the Company.

“Exercise Trigger Date” has the meaning given that term in the Warrant Agreement dated as of April 25, 2011 among the Company and the warrantholders named therein.

“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 of the Securities Act.

“Governmental Authority” means any foreign, federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction.

 “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind.

 “Registrable Securities” means (a) any Common Stock held by any Holder and (b) any securities of the Company issued or issuable directly or indirectly with respect to the securities referred to in clause (a) above by way of dividend or split or in connection with a combination of securities, recapitalization, merger, consolidation, exchange, conversion or other reorganization, including a recapitalization or exchange.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities (i) when they have been distributed to the public pursuant to a offering registered under the Securities Act, (ii) when they have been sold to the public in compliance with Rule 144 under the Securities Act (or any similar rule then in force), (iii) when they have been repurchased by the Company or any subsidiary or (iv) when the entire amount of Registrable Securities held by a Holder may be sold in a single sale without limitation as to volume pursuant to Rule 144 under the Securities Act (or any similar rule then in force).  For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise), whether or not such acquisition has actually been effected; provided that such right must be converted or exercised and the Registrable Securities acquired not later than immediately prior to the initial closing of an offering in which the Registrable Securities issuable upon exchange or conversion of such rights are to be included (although such conversion or exercise may be conditioned upon the occurrence of such closing).

“Related Person” means, with respect to a particular holder of Registrable Securities, each Affiliate thereof, their respective direct and indirect general and limited partners, advisory board members, directors, officers, trustees, managers, members, Affiliates and shareholders, and each Person who controls (within the meaning of Section 15 of the Securities Act) such holder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder and any successor statute.

“Transfer” means any sale, transfer, assignment, hypothecation, pledge or other disposition.

Section 1.2       Additional Definitions.  The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Agreement	Preamble
Company	Preamble
Company Notice	2.1(b)
Demand Registrations	2.1(b)
Demand Request	2.1(b)
Following Holdback Period	4.1(a)
Holders	Preamble
Initial Holders	Preamble
Initiating Holder(s)	2.1
Inspector(s)	4.2(j)
Piggyback Registration	3.1
Purchasers	Preamble
Records	4.2(j)
Registration Expenses	4.4(a)
Violation	4.5(a)

Section 1.3         Construction.  For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other gender; (b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Annexes and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Annexes and other attachments to, this Agreement; (c) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (d) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (e) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.  This Agreement is the result of the joint efforts of the parties hereto, and each provision of this Agreement has been subject to the mutual consultation, negotiation and agreement of the parties and there will be no construction against any party based on any presumption of that party’s involvement in the drafting of this Agreement.

ARTICLE II
DEMAND REGISTRATIONS

Section 2.1       Requests for Registration.

(a)           At any time after the Exercise Trigger Date, the Holder(s) of a majority of the Registrable Securities may request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-3 (or any similar short-form registration statement) , if such form is available to register the securities requested to be so registered, and otherwise on Form S-1 (or any similar long-form registration statement); provided that if any such registration is in connection with an underwritten offering, and if the managing underwriter of such offering shall advise the Company in writing that, in its opinion, it is of material importance to the success of such proposed offering to file a registration statement on Form S-1 (or any successor or similar registration statement) or to include in such registration statement information not required to be included pursuant to Form S-3 (or any successor or similar short-form registration statement), then the Company will file a registration statement on Form S-1 or supplement Form S-3 (or any successor or similar short-form registration statement) as reasonably requested by such managing underwriter.

(b)           All registrations requested pursuant to Section 2.1(a) are referred to herein as “Demand Registrations.”  Each request for a Demand Registration (a “Demand Request”) shall specify the approximate number of Registrable Securities requested to be registered and the anticipated method or methods of distribution.  Within ten (10) days after receipt of any such Demand Request, the Company will give written notice of such requested registration (which shall specify the intended method of disposition of such Registrable Securities) to all other holders of Registrable Securities (a “Company Notice”) and the Company will include (subject to the provisions of this Agreement) in such registration, all Registrable Securities with respect to which the Company has received written requests for inclusion therein within thirty (30) days after the delivery of such Company Notice; provided that any such other Holder may withdraw its request for inclusion at any time prior to executing the underwriting agreement or, if none, prior to the applicable registration statement becoming effective.

(c)           The Holders of a majority of the Registrable Securities shall be entitled to initiate an unlimited number of Demand Registrations; provided that any such Demand Registration must include the registration of Registrable Securities which yield at least $1,000,000 of net proceeds to the sellers of such Registrable Securities; and provided further that the number of Demand Registrations that may be registered on Form S-1 shall be limited to three.  The Company will pay all Registration Expenses in connection with any Demand Registration initiated by the Holders of a majority of the Registrable Securities whether or not it has become effective.

Section 2.2         Priority on Demand Registrations.  If a Demand Registration is an underwritten offering and the managing underwriters advise the Company that, in their opinion, inclusion of the number of Registrable Securities and, if permitted hereunder, other securities, requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to Holder(s) of a majority of the Registrable Securities initiating such Demand Registration pursuant to Section 2.1(a) and without adversely affecting the marketability of the offering, then the Company will include in such Demand Registration (A) first, the number of Registrable Securities requested to be included in such Demand Registration, pro rata from among the Holders of such Registrable Securities according to the number of Registrable Securities requested by them to be so included, and (B) second, any other securities of the Company requested to be included in such registration, in such manner as the Company may determine.

Section 2.3          Restrictions on Demand Registrations.

(a)           The Company will not be obligated to file any registration statement with respect to any Demand Registration within 90 days after (A) the effective date of a registration statement covering a previous offering of its equity securities (including a Demand Registration, but excluding (i) a registration on Form S-4 or Form S-8 or any successor or similar forms or (ii) a registration in connection with a rights offering) or (B) the date any previously requested Demand Registration was withdrawn at the request of the Holders of a majority of the Registrable Securities; provided, that in any registration statement described in clause (A), there were included in such registration statement not less than 80% of the number of Registrable Securities requested to be included.

(b)           The Company may postpone for up to 90 days the filing or the effectiveness of a registration statement for a Demand Registration if the Company determines in its reasonable good faith judgment that such Demand Registration would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, reorganization or similar transaction; provided that in such event the Holders of Registrable Securities initiating such Demand Registration pursuant to Section 2.1(a) will be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration will not count as one of the permitted Demand Registrations hereunder and the Company will pay all Registration Expenses in connection with such requested registration.  The Company may use the provisions of this Section 2.5(b) to delay a Demand Registration initiated by Holders of Registrable Securities only once during any twelve-month period.

Section 2.4           Selection of Investment Bankers and Underwriters.  If a requested registration pursuant to this Article II involves an underwritten offering, the underwriter or underwriters thereof shall be selected by the Holders of at least a majority of Registrable Securities as to which registration has been requested and shall be acceptable to the Company; provided, that the Company shall not unreasonably withhold or delay its acceptance of any proposed underwriters.

ARTICLE III
PIGGYBACK REGISTRATIONS

Section 3.1           Right to Piggyback.  Whenever the Company proposes to register any of its equity securities (including any proposed registration of the Company’s securities by any third party) under the Securities Act (other than (i) pursuant to a registration on Form S-4 or S-8 or any successor or similar forms or (ii) in connection with a rights offering), whether or not for sale for its own account, and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to all Holders of Registrable Securities of its intention to effect such a registration (which notice shall be given at least 30 days prior to the date the applicable registration statement is to be filed) and, subject to Sections 3.3 and 3.4, shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 days after the receipt of the Company’s notice.  Any Holder of Registrable Securities that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, at any time prior to executing the underwriting agreement or, if none, prior to the applicable registration statement becoming effective.

Section 3.2           Piggyback Expenses.  Subject to the qualifications set forth in Section 4.4(b), the Registration Expenses of the holders of Registrable Securities shall be paid by the Company in all Piggyback Registrations.

Section 3.3           Priority on Primary Registrations.  If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing (with a copy to each party hereto requesting registration of Registrable Securities) that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering without adversely affecting the marketability of such offering (including the price range acceptable to the Company), the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the Holders of such Registrable Securities on the basis of the amount of such securities requested to be included by each such Holder and (iii) third, the securities, if any, requested to be included in such registration by Persons other than the Holders, in such manner as the Company may determine.

Section 3.4           Priority on Secondary Registrations.  If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities other than the Holders of Registrable Securities, and the managing underwriters advise the Company in writing (with a copy to each party hereto requesting registration of Registrable Securities) that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering, the Company shall include in such registration (i) first, the Registrable Securities requested by the Holders to be included in such registration, pro rata among the Holders of such Registrable Securities on the basis of the amount of such securities requested to be included by each such Holder and (ii) second, the securities requested to be included therein by the holders requesting such registration, in such manner as the Company may determine.

Section 3.5           Selection of Investment Bankers and Underwriters.  If any Piggyback Registration is an underwritten offering, the Company shall have the right to select the investment banker(s) and manager(s) for the offering.

Section 3.6           Obligations of Seller.  During such time as any holder of Registrable Securities may be engaged in a distribution of securities pursuant to an underwritten Piggyback Registration, such holder shall distribute such securities only under the registration statement and solely in the manner described in the registration statement.  No holder of Registrable Securities shall use a Free Writing Prospectus that has not been approved or authorized by the Company.

Section 3.7           Right to Terminate Registration.  Without limiting the obligations of the Company under Section 4.2, the Company shall have the right to terminate or withdraw any registration initiated by it under this Article III prior to the effectiveness of such registration, whether or not any holder of Registrable Securities has elected to include securities in such registration.  The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 4.4.

ARTICLE IV
ADDITIONAL AGREEMENTS

Section 4.1           Holdback Agreements.

(a)           At the request of the underwriter(s), each holder of Registrable Securities shall be subject to, and each will be released on an equal basis from, customary lock-ups in connection with underwritten offerings (90 days in the case of all underwritten Piggyback Registrations and including any seventeen day extension period required by underwriters to comply with any applicable NASD and NYSE conduct rules regarding research) (each a “Following Holdback Period”), except to the extent the underwriter(s) agree to a shorter lock-up period.  The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such period.

(b)           The Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during such period of time (not to exceed 90 days in all cases), as may be determined by the underwriters managing such underwritten registration, following the effective date of any underwritten Demand Registration or underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the offering otherwise agree in writing.

Section 4.2           Registration Procedures.  Whenever the Holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(a)           in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and file with the Commission a registration statement, and all amendments and supplements thereto and related prospectuses, with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the Holders of a majority of the Registrable Securities covered by such registration statement, copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel), and include in any such registration statement such additional information reasonably requested by the Holders of a majority of the Registrable Securities registered under the applicable registration statement, or the underwriters, if any, for marketing purposes, whether or not required by applicable securities laws;

(b)           notify each Holder of Registrable Securities of the effectiveness of each registration statement filed hereunder and prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days (or the date upon which all Registrable Securities included therein have been sold), and in all cases to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c)           furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d)           use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) consent to general service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction;

(e)           notify each seller of such Registrable Securities, (i) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus, supplement to any prospectus or a Free Writing Prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) promptly after receipt thereof, of any request by the Commission for the amendment or supplementing of such registration statement or prospectus or for additional information, and (iii) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f)           prepare and file promptly with the Commission, and notify such holders of Registrable Securities prior to the filing of, such amendments or supplements to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, when any event has occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, in case any of such Holders of Registrable Securities or any underwriter for any such holders is required to deliver a prospectus at a time when the prospectus then in circulation is not in compliance with the Securities Act or the rules and regulations promulgated thereunder, the Company shall use its reasonable best efforts to prepare promptly upon request of any such Holder or underwriter such amendments or supplements to such registration statement and prospectus as may be necessary in order for such prospectus to comply with the requirements of the Securities Act and such rules and regulations;

(g)          cause all such Registrable Securities to be listed on each securities exchange, or authorized for trading in each market, on which or in which similar securities issued by the Company are then listed;

(h)          provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(i)           enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Holders of a majority of the Registrable Securities registered under the applicable registration statement, or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including participation in “road shows,” investor presentations and marketing events and effecting a stock split or a combination of shares);

(j)           make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter (each, an “Inspector” and collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.  Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (x) the disclosure of such Records is necessary, in the Company’s reasonable judgment, to avoid or correct a misstatement or omission in the Registration Statement, (y) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (z) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public;

(k)           take all reasonable actions to ensure that any Free Writing Prospectus prepared by (or on behalf of) the Company complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(l)           otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(m)           use its commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, and in the event of the issuance of any such stop order or other such order the Company shall advise such holders of Registrable Securities of such stop order or other such order promptly after it shall receive notice or obtain knowledge thereof and shall use its commercially reasonable efforts promptly to obtain the withdrawal of such order;

(n)           use its commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities; and

(o)           use its commercially reasonable efforts to obtain one or more cold comfort letters signed by the Company’s independent public accountants as the Holders of a majority of the Registrable Securities registered under the applicable registration statement reasonably request, which cold comfort letters shall be in customary form and cover such matters of the type customarily covered by cold comfort letters.

Section 4.3           Holder Information.  Each Holder of Registrable Securities as to which any registration is being effected shall promptly furnish the Company with (i) such information regarding such Holder, the intended method of distribution of its Registrable Securities and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing and (ii) all information required to be disclosed in order to make any information previously furnished to the Company by such Holder not contain a material misstatement of fact or necessary to cause any registration statement or related prospectus (or amendment or supplement thereto) filed in connection with such registration not to omit a material fact with respect to such Holder necessary in order to make the statements therein not misleading.

Section 4.4           Registration Expenses.

(a)           All expenses incident to the Company’s performance of or compliance with this Agreement, including all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne as provided in this Agreement, except that the Company shall, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange or securities market on which similar securities issued by the Company are then listed or traded.  Each Person that sells securities pursuant to a Demand Registration or Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions applicable to the securities sold for such Person’s account.

(b)           In connection with each Demand Registration and each Piggyback Registration, the Company shall reimburse the Holders of Registrable Securities included in such registration for the reasonable fees and out-of-pocket disbursements of one counsel chosen by the Holders of a majority of the Registrable Securities registered under the applicable registration statement.

Section 4.5           Indemnification.

(a)           The Company agrees to indemnify and hold harmless each Holder of Registrable Securities and each such holder’s Related Persons against and for all losses, claims, actions, damages, liabilities and expenses, joint or several, suffered by any such holder of Registrable Securities or such Holder’s Related Persons and arising out of or caused by any of the following statements, omissions or violations (each a “Violation”):  (i) any untrue or alleged untrue statement of material fact contained or incorporated by reference in any registration statement, prospectus, preliminary prospectus or Free Writing Prospectus of the Company or any amendment thereof or supplement thereto or any document incorporated by reference therein, or in any other such disclosure document of the Company (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report of the Company furnished by or on behalf of the Company in connection with any registration hereunder, except to the extent that the Violation is a result of information supplied to the Company by such Holder of Registrable Securities and/or any of such Holder’s Related Persons (excluding the Company and its subsidiaries) expressly for inclusion therein, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that the Violation is a result of information supplied to the Company by such Holder of Registrable Securities and/or any of such Holder’s Related Persons (excluding the Company and its subsidiaries) expressly for inclusion therein, or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance.  The Company shall pay to each Holder of Registrable Securities and such Holder’s Related Persons, as incurred, any legal and any other expenses reasonably incurred by such Person in connection with investigating, preparing, defending or settling any such claim, loss, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein.  In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act) to the same extent as provided above with respect to the indemnification of Holders of Registrable Securities and their Related Persons.

(b)           In connection with any registration statement in which a Holder of Registrable Securities is participating, each such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and shall indemnify and hold harmless the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 of the Securities Act) against any losses, claims, damages, liabilities and expenses (i) resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus, preliminary prospectus or Free Writing Prospectus of the Company or any amendment thereof or supplement thereto or other document or report furnished in connection with the offering or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Holder expressly for inclusion therein or (ii) caused by such Holder’s failure to deliver to such Holder’s immediate purchaser a copy of the registration statement, related prospectus or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished such Holder with a sufficient number of copies of the same reasonably requested by such Holder; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such registration statement.

(c)           Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim (in addition to local counsel), unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.  In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel (in addition to local counsel), chosen by the Holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party.

(d)           If the indemnification provided for in this Section 4.5 is held by a court of competent jurisdiction to be unavailable to an indemnified party or is otherwise unenforceable with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration (less the aggregate amount of any damages which such seller has otherwise been required to pay in respect of such loss, claim, damage, liability or action or any substantially similar loss, claim, damage, liability or action arising from the sale of Registrable Securities pursuant to such registration).  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 4.5(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations.  The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to herein shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)           The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

(f)           No indemnifying party shall, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the release of such indemnified party by the claimant or plaintiff from all liability in respect of such claim or litigation.

Section 4.6           Participation in Underwritten Registrations.  No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including pursuant to any over-allotment or “green shoe” option requested by the underwriters; provided that no Holder of Registrable Securities shall be required to sell more than the number of Registrable Securities such Holder has requested to include) and (ii) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided that in no event shall any Holder of Registrable Securities be required to indemnify any underwriter or other Person in any manner other than that which is specifically set forth in Section 4.5(b) with respect to its indemnification obligations to the Company and other Holders of Registrable Securities.  Each Holder of Registrable Securities agrees to execute and deliver such other agreements as may be reasonably requested by the Company and the lead managing underwriter(s) that are consistent with such Holder’s obligations under Section 4.1 or that are necessary to give further effect thereto.

ARTICLE V
MISCELLANEOUS

Section 5.1           Remedies.  Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

Section 5.2           Amendment and Waiver.  This Agreement may be amended or modified, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Holders of a majority of the Registrable Securities; provided that any amendment to this Agreement that is adverse in any material respect to a Holder in a manner disproportionate to the effect on the consenting Holders shall require the consent of such other Holder.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.  The parties hereto agree that the addition of new parties to this Agreement shall not constitute a modification, amendment or waiver of this Agreement.

Section 5.3           Successors and Assigns; Transferees.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.  Registrable Securities shall continue to be Registrable Securities after any Transfer thereof (except if such Transfer was effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or if such securities were sold pursuant to Rule 144 under the Securities Act).  Any transferee receiving Registrable Securities in a Transfer effected in compliance with the terms of the Warrants shall become a Holder, party to this Agreement and subject to the terms and conditions of, and be entitled to enforce, this Agreement to the same extent, and in the same capacity, as the Person that Transferred such Registrable Securities to such transferee.  Prior to the Transfer of any Registrable Securities to any transferee, and as a condition to such transferee having rights under this Agreement, each Holder effecting such Transfer shall cause such transferee to deliver to the Company an instrument in the form attached as Exhibit A and, upon such execution and delivery, such transferee shall be bound by, and entitled to the benefits of, the provisions of this Agreement, as described in this Section 5.3.

Section 5.4           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.5           Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 5.6           Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 5.7           Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally against written receipt or by facsimile transmission, (ii) mailed by prepaid first class mail, return receipt requested, or (iii) delivered by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

(a)           If to the Company, to:

Florida Gaming Corporation
3500 N.W. 37th Avenue
Miami, Florida 33142
Facsimile:  (305) 633-4386
Attention:  President

with a copy to:

Frost Brown Todd LLC
400 W. Market Street – 32nd Floor
Louisville, Kentucky 40202
Facsimile:  (502) 581-1087
Attention:  R. James Strauss

(b)	If to any Holder, to the last address (or facsimile number) for such Person set forth in the records of the Company.

All such notices, requests and other communications will (w) if delivered personally to the address as provided in this Section 5.7, be deemed given upon delivery, (x) if delivered by facsimile transmission to the facsimile number as provided in this Section 5.7, be deemed given upon facsimile confirmation, (y) if delivered by mail in the manner described above to the address as provided in this Section 5.7, upon the earlier of the third Business Day following mailing or upon receipt and (z) if delivered by overnight courier to the address as provided in this Section 5.7, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 5.7).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto, which notice shall only be effective upon receipt.

Section 5.8           Governing Law; Disputes.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 5.9           Consent to Jurisdiction; Service of Process.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any New York State or federal court located in New York County, in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.8 shall be deemed effective service of process on such party.

Section 5.10        Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

FLORIDA GAMING CORPORATION

By:	/s/ William B. Collett, Jr.
Name: William B. Collett, Jr.
Title: CEO

Holder:

/REDACTED/

By:
Name:
Title:

Holder:

/REDACTED/

By:
Name:
Title:

Holder:

/REDACTED/

By:
Name:
Title:

Holder:

/REDACTED/

By:
Name:
Title:

EXHIBIT A

FORM OF JOINDER TO  REGISTRATION RIGHTS AGREEMENT

THIS JOINDER to Registration Rights Agreement (this “Joinder”) is made as of ____ ___, ____  by ___________, a ________ (the “Transferee”) pursuant to the Registration Rights Agreement, dated as of April 25, 2011 (as amended, supplemented or otherwise modified from time to time, the “Registration Rights Agreement”), by and among Florida Gaming Corporation, a Delaware corporation (the “Company”), and the other Persons party thereto.  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Registration Rights Agreement.

In consideration of the sale, issuance or transfer of Warrants to the Transferee and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Transferee hereby agrees as follows:

1.           The Transferee hereby joins in and agrees to be bound by, and shall be entitled to the benefits of, each and all of the provisions of the Registration Rights Agreement as, and in each case to the extent applicable to, a Holder thereunder.  The Transferee further agrees to execute and deliver all other documents and instruments and take all other actions required under or pursuant to the Registration Rights Agreement or as reasonably required by the Company in connection herewith.

2.           For purposes of delivering any notice under the Registration Rights Agreement, the address of the Transferee is as follows:

[Name]
[Address]
Facsimile Number:

3.           This Joinder may be executed in counterparts each of which, taken together, shall constitute one and the same original.

4.           This Joinder and the rights of the Transferee hereunder shall be interpreted in accordance with the laws of the State of New York, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

EXECUTED AND DATED this the ____ day of [_____], 20[__].

[TRANSFEREE]

By:

ANNEX A

INITIAL HOLDERS

/REDACTED/